Exhibit 10.8

June 19, 2012

Eric B. Anderson

Subject: Offer of Employment

Dear Eric,

Control4 is pleased to extend an offer of employment to you as Sr. Vice President of Products and Services, reporting to Martin Plaehn, President and CEO.

Compensation.

(a)                                 Base Salary. Your salary shall initially be set at $20,000 per month, which is equivalent to $240,000.00 on an annual basis, less applicable deductions and withholdings, paid in accordance with the Company’s standard payroll procedures. Your position will be classified as “exempt” and you will not be eligible for overtime pay.

(b)                                 Stock Options. The Company will request that the Board approve the grant to you of an option to purchase 900,000 shares of Company Common Stock. The terms and conditions of the option grant will be as set forth in the Company’s 2003 Equity Incentive Plan and the vesting of the option grant shall be as approved by the Company’s Board of Directors.

(c)                                  Performance Bonus. At such time, if any, as the Board of Directors determines in its sole discretion that the Company has achieved requisite development, revenue and/or profitability milestones, the Board of Directors will determine your eligibility to receive an incentive bonus up to 30% of your Base Salary, less applicable deductions and withholdings, subject to the attainment of Company performance objectives as determined by the Board of Directors and subject to any other terms and conditions determined by the Board of Directors. Your 2012 bonus, if attained, will be pro-rated based on your hire date.

(d)                                 Other Benefits. The Company shall provide you with the opportunity to participate in the Company’s standard benefits plans (summary enclosed) available to other similarly situated employees and approved by the Board of Directors, subject to any eligibility requirements imposed by such plans or programs.

(e)                                  Vacation. You will be entitled to accrue up to three (3) weeks of vacation leave consisting of fifteen (15) business days earned on an annual, pro-rata basis throughout each calendar year of employment, all in accordance with the Company’s standard vacation policy in effect from time to time and approved by the Board of Directors. Your vacation accrual will be pro-rated for the remainder of this calendar year. Once the maximum vacation accrual is reached, no further vacation will accrue. When some vacation is used, vacation will begin to accrue again. There will be no retroactive grant of vacation for the period of time the accrued vacation was at the maximum accrual balance.

This offer is contingent upon the provision that you successfully pass a pre-employment drug screen and background check.

We would like you to make your signed acceptance, below, of this offer by Friday, 6/22/12 with an anticipated start date on or before June 29, 2012. In addition to the offer letter, please complete and sign the enclosed waiver, 1-9 (only the top portion), W-4 and emergency contact form and fax back to my attention at 801-206-0062. I have included electronic copies of these forms on the enclosed USB drive for your convenience.

Should you have any questions, please feel free to contact me. We look forward to having you join our team.

Sincerely,

/s/ Martin Plaehn
Martin Plaehn
President and CEO

Enclosures

Agreed and Accepted

Eric B. Anderson Date	Date